EXHIBIT 99.1

Pain Therapeutics Reports Third Quarter 2010 Financial Results

- REMOXY® NDA Resubmission Still Anticipated Q4 2010 -

- Cash Distribution of $2.00 Per Share Payable to Shareholders in December 2010 -

SAN MATEO, Calif., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, today reported financial results for its third quarter of fiscal year 2010.

Financial Highlights

  Our net loss for the quarter ending September 30, 2010 was $1.0 million, or $0.02 per share, compared to net loss of $1.3 million or $0.03 per share, for the third quarter of 2009.
  In July 2010, King Pharmaceuticals, Inc. (NYSE:KG) paid us a $5.0 million program fee related to previously disclosed modifications of our strategic alliance.
  We maintained our strong financial position, with cash and total investments of $180 million, or about $4.21 cash per share, and no debt, before giving effect to a previously announced and pending nondividend distribution.
  No change to previous guidance - cash requirements in 2010 still expected to be under $5 million, before giving effect to a previously announced and pending nondividend distribution.

"We reported today another solid quarter as we prepare for our next phase of growth", said Remi Barbier, Chairman, President & CEO of Pain Therapeutics. "We continue to believe REMOXY represents the rare combination of a well-partnered, late-stage drug asset with a unique profile, and whose clinical efficacy has been substantially de-risked."

Additional Highlights

  On October 27, 2010, we declared a cash distribution of $2.00 per share to shareholders, or an aggregate of about $85 million. This nondividend distribution will be paid to shareholders of record as of the close of business on December 1, 2010. We expect to pay shareholders on or around December 10, 2010. The nondividend distribution will be paid entirely from cash reserves.
  King is our commercial partner for REMOXY, our lead drug candidate. To date, we have received from King total cash payments of $180.0 million in various program fees and milestone payments in connection with our strategic alliance. We could receive from King up to $125.0 million in additional milestone payments over the course of the clinical and regulatory development of REMOXY and three other abuse-resistant pain medications.
  On October 12, 2010, Pfizer Inc. (NYSE:PFE) and King announced that they had entered into a definitive merger agreement. Pfizer is the world's largest research-based pharmaceutical company. We believe Pfizer's acquisition of King, if consummated, may facilitate REMOXY's commercial success if this drug is approved.
  King plans to resubmit an NDA for REMOXY in Q4 2010. Upon FDA approval of REMOXY, we will receive a $15.0 million cash milestone payment and a running royalty equal to 20% of net sales in the U.S. of all drugs developed under this strategic alliance, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is set at 10%.
  We intend to relocate our principal place of business to Austin, TX. In order to minimize potential disruptions to our on-going operations, this relocation will take place gradually now through the end of 2011. Our intentions are to shift the Company's permanent headquarters and the entire actual direction, control, and coordination of our operations, from California to Austin, TX.
  Recently, our executive officers have elected to cease personal stock trading plans that were in effect under Rule 10b5-1 of the Securities Exchange Act of 1934 and our policies regarding stock transactions.

Third Quarter Financial Results

  In Q3 2010, King paid us a $5.0 million program fee in connection with the June 2010 modification of our strategic alliance.
  Collaboration revenue for Q3 2010 was $0.2 million and reflects reimbursement of our development expenses under our strategic alliance with King.
  Research and development expenses for Q3 2010 decreased to $2.4 million from $4.5 million for Q3 2009. This decrease was mostly due to decreased activities for our product candidates and lower operating costs. Research and development expenses included non-cash stock-related compensation costs of $0.6 million for Q3 2010 and $0.9 million for Q3 2009.
  General and administrative expenses for Q3 2010 increased to $2.1 million from $1.5 million for Q3 2009. This increase was mostly due to fluctuations in and timing of operating costs. General and administrative expenses included non-cash stock-related compensation costs of $0.5 million for Q3 2010 and $0.7 million for Q3 2009.

About REMOXY

Our lead drug candidate, REMOXY, is a strong painkiller with a unique abuse-resistant formulation designed to reduce potential risks of intentional abuse or accidental misuse. REMOXY and three other abuse-resistant pain medications are being developed pursuant to our strategic alliance with King. King has sole responsibility for the commercialization of REMOXY worldwide, except for Australia and New Zealand.

Hematology/Oncology

Our corporate strategy is to spend carefully but to keep innovation at the top of our agenda. In Q3 2010, we continued to make disciplined investments in two important disease areas - melanoma and hemophilia. We own commercial rights to all of our drug candidates in hematology/oncology.

  A radio-labeled monoclonal antibody program, developed at Albert Einstein College of Medicine, is aimed at treating patients with late-stage (metastatic) melanoma. This drug candidate is called PTI-188. We've previously reported positive Phase I clinical data with PTI-188 in metastatic melanoma. Although efficacy was not a primary endpoint, PTI and its clinical investigators were encouraged by the number of melanoma tumors that had either stabilized or decreased in size after a single dose of PTI-188. Preliminary analysis, combining two Phase I studies, indicated a median overall survival time of 13 months (n=19).
  We have a gene transfer program, developed at Stanford University, aimed at correcting an underlying genetic defect in patients with hemophilia. Importantly, no viral vector is utilized. Preclinical studies remain on-going.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. In addition to REMOXY, we have three other drug candidates in clinical programs. This includes a novel monoclonal antibody-based treatment against metastatic melanoma. We are also developing a new treatment for patients with hemophilia, a genetic disorder in which patients are unable to stop bleeding. For more information about us, please visit www.paintrials.com.

The term "abuse-resistant" as used in this announcement is not intended to designate an indication or a medical claim but rather a general description of agents designed to address the misuse, abuse and diversion of opioids. The FDA has not approved any of our drug candidates for commercial sale.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing of King's resubmission of the NDA for REMOXY in Q4 2010; the benefits to the commercialization of REMOXY, if approved, that may result from the completion of the Pfizer's announced acquisition of King; our expected receipt of milestone payments or other revenue under our collaboration with King; our expected net cash burn rate for 2010; the tax treatment of the special nondividend distribution; and the benefits of REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing and pursuit of regulatory approval of the Company's drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates; the uncertainty of delay or abandonment of the announced acquisition of King by Pfizer; the uncertainty of patent protection for the Company's intellectual property or trade secrets; unanticipated additional research and development and other costs; the timing and receipt of funds from King; the potential for abuse resistant pain medications to be developed by competitors and potential competitors to the Company; and the potential for Pfizer, if the acquisition of King is completed, to hold rights to products or product candidates that may be competitive to REMOXY. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
2010	2009	2010	2009
Revenue
Program fee revenue	$ 2,724	$ 3,587	$ 7,772	$ 10,761
Collaboration revenue	171	176	1,028	6,073
Total revenue	2,895	3,763	8,800	16,834
Operating expenses
Research and development	2,360	4,521	7,736	17,247
General and administrative	2,107	1,530	5,256	4,675
Total operating expenses	4,467	6,051	12,992	21,922
Operating loss	(1,572)	(2,288)	(4,192)	(5,088)
Interest income	544	613	1,340	1,233
Loss before benefit from income taxes	(1,028)	(1,675)	(2,852)	(3,855)
Benefit from income taxes	--	(363)	--	(685)
Net loss	$ (1,028)	$ (1,312)	$ (2,852)	$ (3,170)

Net loss per share - basic and diluted	$ (0.02)	$ (0.03)	$ (0.07)	$ (0.08)
Weighted-average shares used in computing
net loss per share - basic and diluted	42,703	42,201	42,593	42,143

CONDENSED BALANCE SHEETS

September 30,	December 31,
2010	2009(1)
Assets	(Unaudited)
Current assets
Cash, cash equivalents and marketable securities	$ 179,742	$ 175,759
Other current assets	286	$ 2,712
Total current assets	180,028	178,471
Non-current assets
Property and equipment, net	340	517
Other assets	426	3,017
Total assets	$ 180,794	$ 182,005

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 1,361	$ 2,538
Deferred program fee revenue - current portion	10,897	14,348
Other accrued liabilities	2,431	1,625
Total current liabilities	14,689	18,511
Non-current liabilities
Deferred program fee revenue - non-current portion	54,484	53,805
Other liabilities	430	1,437
Total liabilities	69,603	73,753
Stockholders' equity
Common stock	43	42
Additional paid-in-capital	230,876	225,432
Accumulated other comprehensive income	693	347
Accumulated deficit	(120,421)	(117,569)
Total stockholders' equity	111,191	108,252
Total liabilities and stockholders' equity	$ 180,794	$ 182,005

(1) Derived from the Company's annual financial statements as of December 31, 2009, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT:  Pain Therapeutics, Inc.
          Judy Ishida, Administrative Manager
          650-645-1924
          IR@paintrials.com